Exhibit 10.1

FORTUNE BRANDS, INC. SUPPLEMENTAL PLAN

(as Amended and Restated Effective January 1, 2008)

Section 1. Purpose

The Fortune Brands, Inc. Supplemental Plan (the “Plan”) is maintained to induce employees of outstanding ability to join or continue in the employ of the Company and to increase their efforts for its welfare by providing them with supplemental benefits that cannot be provided by the Company’s tax-qualified defined benefit and defined contribution plans as a result of Internal Revenue Code limitations. The Plan is hereby amended and restated as set forth herein, effective January 1, 2008.

The provisions of the Plan as set forth herein shall apply to eligible employees in the employ of the Company on and after January 1, 2008, and Section 409A of the Code shall apply to all Plan benefits payable to or on behalf of such employees, including benefits earned and vested prior to January 1, 2005. The rights of an employee who terminated employment with the Company and all Related Companies before 2008 shall be determined under the terms of the Plan as in effect on the date of the employee’s termination of employment; provided that, benefits that may be become payable to or on behalf of such an employee who terminated employment with the Company on or after January 1, 2005 shall be provided in a manner that is consistent with Section 409A of the Code and applicable Plan provisions set forth herein.

Section 2. Definitions

As used in this Plan, the following words shall have the following meanings:

(a)	“Actuarial Equivalent” or “Actuarially Equivalent” shall be determined using the “applicable interest rate” and the “applicable mortality table” specified in this Section 2(a). The “applicable mortality table” shall be the mortality table prescribed in Revenue Ruling 2001-62. The “applicable interest rate” for any month shall be the annual interest rate on 30-year Treasury securities as specified by the Commissioner of Internal Revenue for that month in Revenue Rulings, Notices or other guidance published in the Internal Revenue Bulletin. The “applicable interest rate” shall be determined only once with respect to each Plan Year with respect to which a distribution is to be made, using the rate for the month of August preceding the Plan Year.

(b)	“Affiliated Plan” means a tax-qualified defined benefit pension plan by which an employee of the Company had been covered during employment with a Related Company.

(c)	“Allocation” means the Company’s profit-sharing contribution allocated to the account of a Profit-Sharing Plan member under the Profit-Sharing Plan for a Plan Year.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Compensation” means all earnings of the employee in any Plan Year for Vesting Service, including overtime, holiday and vacation pay, amounts paid for periods of approved absence, back pay which has been either awarded or agreed to by the Company, performance awards in lieu of a merit increase, any amount which is deferred by the Company at the election of the employee and which is not includible in the gross income of the employee pursuant to Sections 125 (including “deemed Section 125 compensation” as defined in Revenue Ruling 2002-27), 132(f) or 402(g)(3) of the Code, and all compensation under the Annual Executive Incentive Compensation Plan and the Fortune Brands Incentive Plan paid during such Plan Year, but excluding (i) Workers’ Compensation payments, (ii) amounts paid by the Company for insurance, retirement or other benefits and all other bonuses, (iii) any compensation (including bonuses and vacation pay) paid following the month in which an employee incurs a severance from service, and (iv) Company profit-sharing or matching contributions to or allocations under any defined contribution plan and benefits under this Plan and other benefits, including the special payments relating to the 2002 redesign of the Retirement Plan or amounts paid to employees in cash to compensate for reductions pursuant to Section 5.6 of the Profit-Sharing Plan. Amounts paid as back pay awarded or agreed to by the Company shall be included in Compensation for the year or years to which the award or agreement pertains rather than for the period in which the award or agreement is made.

(f)	“Committee” means the Corporate Employee Benefits Committee of the Company.

(g)	“Company” means Fortune Brands, Inc., a Delaware corporation, its successors and assigns.

(h)	“Disability” means a condition such that the employee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, is receiving long-term disability benefits for a period of at least three months under a Company-sponsored long-term disability plan.

(i)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)	“Executive Participant” means an employee of the Company who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA and who, during the current Plan Year or a prior Plan Year, is in salary grade 9 or higher.

(k)	“Final Average Compensation” means the average annual Compensation of an employee during the five consecutive calendar years in his Vesting Service which affords the highest such aggregate, or if an employee has less than five consecutive calendar years of Vesting Service, Final Average Compensation means the average of the 60 highest months of Compensation during an employee’s Vesting Service (or the number of months of Vesting Service if less than 60).

(l)	“415 Limitations” means the Retirement Plan and Profit-Sharing Plan provisions adopted pursuant to Section 415 of the Code to limit (i) annual Retirement Plan benefits pursuant to Section 415(b) thereof, and (ii) annual additions to the Profit-Sharing Plan pursuant to Section 415(c) thereof.

(m)	“401(a)(17) Limitations” means the Retirement Plan and Profit-Sharing Plan provisions adopted pursuant to Section 401(a)(17) of the Code to limit the annual compensation considered for purposes of computing Retirement Plan benefits and Profit-Sharing Plan contributions as required by said Section.

(n)	“Grantor Trust” means a trust for the benefit of an Executive Participant established pursuant to Section 7 to provide for the payment of benefits under this Plan and which is intended to result in income to the Executive Participant subject to tax for the period during which the contributions are made.

(o)	“Highly Compensated Employee” means an employee or former employee of the Company who comes within the definition of a highly compensated employee set forth in Section 414(q) of the Code (or any successor provision) for any Plan Year.

(p)	“Normal Retirement Date” means the first day of the calendar month following the month in which the individual’s 65th birthday occurs, provided that, if the individual’s 65th birthday is the first day of a month, that day shall be the “Normal Retirement Date” and, provided further, if the individual commences employment with the Company or a Related Company after age 60, “Normal Retirement Date” means the first day of the calendar month coincident with or next following the date the individual completes five years of Vesting Service.

(q)	“Plan Year” means the calendar year.

(r)	“Prior Company” means American Brands, Inc., a New Jersey corporation organized under an Agreement of Consolidation in 1904.

(s)	“Profit-Sharing Plan” means the Fortune Brands Retirement Savings Plan, as amended from time to time.

(t)	“Related Company” means any corporation or other business entity which is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code (as modified by Section 415(h) of the Code), or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code (as modified by Section 415(h) of the Code), or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code), or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

(u)	“Retirement Plan” means the Fortune Brands Pension Plan, as amended from time to time.

(v)	“Section 409A” means Section 409A of the Code and applicable regulations and other guidance issued thereunder.

(w)	“Segregated Account” means an account established with a bank or other financial institution approved by the Company, or other form of segregated account approved by the Company, established pursuant to Section 7 by or for the benefit of an Executive Participant to provide for the payment of benefits under this Plan.

(x)	“Separation from Service” means the employee’s termination of employment with the Company by reason of resignation, discharge, or retirement. Separation from Service for purposes of the Plan shall be interpreted consistent with the requirements of Section 409A of the Code. For purposes of determining whether a Separation from Service has occurred, an individual’s employment relationship with the Company will be treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as the individual retains the right to reemployment with the Company under an applicable statute or contract.

(y)	“Service” means employment by the Company or the Prior Company.

(z)	“Specified Employee” means an Employee described in Code Section 409A. When identifying Specified Employees, compensation shall be determined using the rules set forth in Treasury regulations section 1.415(c)-2(a), except that the Company shall apply the rules of Treasury regulations section 1.415(c)-2(g)(5)(ii) to disregard the compensation of nonresident aliens who do not participate in the Plan.

(aa)	“Surviving Spouse” means the surviving husband or wife of an employee of the Company who has been married to the employee throughout the one-year period ending on the date of the death of such employee.

(bb)	“Vesting Service” means service as an employee with the Company or any Related Company determined in accordance with the provisions of the Retirement Plan.

Section 3. Supplemental Retirement Benefits

(a)

Each person who was at any time a Highly Compensated Employee and to whom benefits are payable under the Retirement Plan shall be paid a supplemental annual retirement benefit under this Plan equal in amount to the difference between (i) the benefit payable under the

Retirement Plan and the Affiliated Plans and (ii) the benefit that would be payable if the 401(a)(17) Limitations and the 415 Limitations were not contained therein; provided, however, that for purposes of computing the amount of benefit under this Plan, Vesting Service in excess of 35 years shall be disregarded. In the event the supplemental retirement benefit commences prior to Normal Retirement Date or is payable in a form other than an annuity for the life of the former employee only, the supplemental retirement benefit shall be adjusted using the same factors as under the Retirement Plan.

(b)	Each Executive Participant who held the office of Vice President of the Company or any office senior thereto on April 27, 1999, or any Executive Participant who is thereafter elected to the office of Vice President of the Company or any office senior thereto, and is designated by the Compensation and Stock Option Committee of the Company to receive the benefit set forth in this Section 3(b), shall retire hereunder at the date of his termination of employment and be paid a supplemental annual retirement benefit under this Plan equal to 52-1/2% of the Executive Participant’s Final Average Compensation reduced, for an Executive Participant who retires prior to Normal Retirement Date with less than 35 years of Vesting Service, by 1-1/2% of Final Average Compensation for each full year (with a prorated reduction for each partial year) that the Executive Participant’s retirement date precedes Normal Retirement Date. Each Executive Participant’s benefit under this Section 3(b) shall be further reduced by:

(i)	1/2% of the Executive Participant’s Final Average Compensation for each full year (with a prorated reduction for each partial year) of the Executive Participant’s Vesting Service beginning on and after January 1, 2008; and

(ii)	Benefits payable under the Retirement Plan, the Affiliated Plans and the defined benefit pension plans of any other prior employer, and supplemental retirement benefits payable under Sections 3(a) and (c).

(c)	Each Executive Participant who was in salary grade 9 or higher on December 31, 2001 and commenced Vesting Service prior to April 27, 1999 shall be paid a supplemental annual retirement benefit under this Plan equal in amount to the difference between:

(i)	the benefit payable under the Retirement Plan, any Affiliated Plan and any other provisions of this Plan; and

(ii)	the greater of the following benefits:

(A)	The sum of (I) the benefit that would have been payable under the Retirement Plan provisions as in effect immediately prior to January 1, 2002 if the Executive Participant had accrued a benefit thereunder for his period of Benefit Service through December 31, 2007; and (II) the benefit that would have been payable under the Retirement Plan provisions as in effect on January 1, 2008 for his period of Benefit Service beginning on January 1, 2008; provided that, for purposes of calculating benefits under clauses (I) and (II) of this subparagraph (A), Final Average Compensation shall be determined as of the Executive Participant’s retirement or other termination of employment, taking into account Compensation earned during his entire period of Benefit Service. The Executive Participant’s benefit under this paragraph (A) shall be adjusted using the assumptions set forth in the Retirement Plan as in effect immediately prior to January 1, 2002 for commencement of payments at a time other than Normal Retirement Date or in a form other than an annuity for the life of the Executive Participant only (except for the commencement of deferred retirement benefits which shall be based as the assumptions set forth in the Retirement Plan).

(B)

The sum of (I) the benefit that would have been payable under the Retirement Plan provisions as in effect immediately prior to January 1, 2008 if the Executive Participant had accrued a benefit thereunder for his period of Benefit Service through December 31, 2007; and (II) the benefit that would have payable under the Retirement Plan provisions as in effect on January 1, 2008 for his period of Benefit Service beginning on January 1, 2008; provided that, for purposes of calculating benefits under clauses (I) and (II) of this subparagraph (B), Final Average Compensation shall be determined as of the Executive Participant’s retirement or other termination of employment, taking into account Compensation earned during his entire period of Benefit Service. The Executive Participant’s benefit under this paragraph (B) shall be adjusted, using the assumptions set forth in the Retirement Plan as in effect on January 1, 2008, for commencement of payments at a time other than Normal Retirement Date or in a form other than an annuity for the life of the Executive Participant only.

For purposes of calculating the benefits under this Section 3(c), the Executive Participant’s Benefit Service in excess of 35 years shall be disregarded, and the benefit shall not be limited by the 401(a)(17) Limitations and the 415 Limitations. The benefits provided by this Section 3(c) shall be forfeitable if the Participant’s Retirement Plan benefit is forfeitable.

(d)	Except as provided in Section 7, the supplemental retirement benefits provided by this Plan shall be paid to the Highly Compensated Employee beginning on the first day of the month following the Highly Compensated Employee’s Separation from Service or 55th birthday, if later, and shall be paid on the first day of each month thereafter, in accordance with the form of payment elected pursuant to Section 3(e). In the case of a Specified Employee, however, no payments may be made before the end of the six-month period following the Specified Employee’s Separation from Service, except in the event of the Specified Employee’s death before the end of such period. On the first date on which benefit payments may be made to a Specified Employee under this Section 3(d), the Specified Employee shall receive payment of all annuity amounts due from his retirement date, with interest calculated using the applicable interest rate described in Section 2(a), except that such rate shall be equal to the rate specified by the Commissioner of Internal Revenue for the month in which the Specified Employee’s retirement date occurs.

(e)	Subject to Section 3(h) and except as provided in Section 7, the Highly Compensated Employee may elect to receive payment of supplemental retirement benefits provided under the Plan in any one of the annuity forms available under the Retirement Plan; provided that, such election shall be made prior to commencement of Plan benefits in accordance with such procedures as may be established by the Committee. Supplemental retirement benefits payable in an optional form shall be adjusted using the factors specified in the Retirement Plan.

(f)	Notwithstanding the foregoing, in the event a Highly Compensated Employee’s employment terminates due to Disability, he shall continue to accrue Plan benefits until he attains age 65 or until his earlier death or the cessation of his Disability. Subject to Section 7, the Highly Compensated Employee’s Plan benefits (as accrued through age 65 or the earlier cessation of his Disability) shall commence on the first day of the month following his 65th birthday in an annuity form elected pursuant to Section 3(e), except as provided in Section 3(h). In the event of the Highly Compensated Employee’s death before age 65, benefits may be payable to his Surviving Spouse, if any, pursuant to Section 3(g).

(g)	In the event of a Highly Compensated Employee’s death before Plan benefits have commenced, the Highly Compensated Employee’s Surviving Spouse may be entitled to a benefit under the Plan, as determined in accordance with the following rules:

(i)	If a pre-retirement spouse’s benefit is payable under the Retirement Plan to the Surviving Spouse of a Highly Compensated Employee entitled to a supplemental retirement benefit under Section 3(a), then the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (A) the spouse’s benefit payable under the Retirement Plan and the Affiliated Plans and (B) the spouse’s benefit that would be payable if the 401(a)(17) Limitations and the 415 Limitations were not contained therein.

(ii)	If a pre-retirement spouse’s benefit is payable under the Retirement Plan to the Surviving Spouse of an Executive Participant who is entitled to receive a benefit under Section 3(b), or if an Executive Participant who is entitled to receive a benefit under Section 3(b) dies before supplemental retirement benefits commence with a Surviving Spouse eligible for a spouse’s benefit under the Retirement Plan, the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (A) the spouse’s benefit payable under the Retirement Plan and the Affiliated Plans and (B) the spouse’s benefit that would have been payable if the Executive Participant’s benefit had been calculated in accordance with the formula set forth in Section 3(b), adjusted to reflect payment in the form of the 100% joint and survivor annuity.

(iii)	If a pre-retirement spouse’s benefit is payable under the Retirement Plan to the Surviving Spouse of an Executive Participant entitled to a supplemental benefit under Section 3(c), or if such an Executive Participant dies before the benefits payable hereunder commence with a Surviving Spouse eligible for a spouse’s benefit under the Retirement Plan, the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (A) the spouse’s benefit payable under the Retirement Plan and (B) the spouse’s benefit that would have been payable if the Executive Participant’s benefit had been calculated in accordance with Section 3(c), adjusted to reflect payment in the form of the 100% joint and survivor annuity.

Except as provided in Section 3(h) and Section 7, payment of a pre-retirement spouse’s benefit under this Section 3(g) shall be made to the Surviving Spouse in the form of a life annuity, commencing on the first day of the month following the employee’s death or the first day of the month following the date the employee would have attained age 55, if later.

(h)	Notwithstanding any Plan provision to the contrary, the Committee shall direct that any supplemental retirement benefit or pre-retirement benefit with an Actuarially Equivalent lump sum value of less than the annual limit under Section 402(g) of the Code shall be paid as a single sum payment at the applicable payment date specified under Section 3(d) or (g) above.

(i)	If a Highly Compensated Employee has a Separation from Service, begins to receive his Plan benefit, and is later reemployed by the Company, he will continue to receive his Plan benefit during his period of reemployment. Except as provided in Section 7, if a Highly Compensated Employee has a Separation from Service after becoming entitled to a Plan benefit and is reemployed by the Company before age 55, his Plan benefit based on his prior period of employment shall commence upon his attainment of age 55 notwithstanding that he is then employed by the Company.

(j)	Benefits otherwise payable under this Section 3 shall be reduced by benefits payable under any other non-qualified defined benefit pension plan maintained by the Company or a Related Company.

Section 4. Supplemental Profit-Sharing Benefits

(a)	In the event that the Allocation under the Profit-Sharing Plan is limited by the 401(a)(17) Limitations and the 415 Limitations for any Plan Year for a Highly Compensated Employee, the Highly Compensated Employee shall receive a supplemental profit-sharing award under this Plan for such Plan Year equal to the difference between (i) the Allocation actually made to the Highly Compensated Employee’s account under the Profit-Sharing Plan and (ii) the Allocation that would have been made to the Highly Compensated Employee’s account under the Profit-Sharing Plan for such Plan Year if the 401(a)(17) Limitations and the 415 Limitations were not contained therein. In addition, if the Allocation under the Profit-Sharing Plan is reduced for a Highly Compensated Employee in order that the Profit-Sharing Plan may comply with the nondiscrimination and coverage requirements of Sections 401(a)(4) and 410(b) of the Code for any Plan Year, then the Highly Compensated Employee shall receive a supplemental profit-sharing award under this Plan for such Plan Year equal to the amount by which the Highly Compensated Employee’s Allocation was so reduced.

(b)	Except as provided in Section 7, the award for any Plan Year shall be made on the same day of the following Plan Year as the Company contribution Allocation under the Profit-Sharing Plan is made and shall be deemed to be thereafter invested in an interest-bearing investment selected by the Trusts Investment Committee (or successor committee) of the Company. The amount of a Highly Compensated Employee’s or Executive Participant’s supplemental profit-sharing benefits under this Plan shall be the aggregate amount of such awards together with any deemed investment gain thereon and less any deemed investment loss.

(c)	Supplemental profit-sharing awards and deemed investment gain and deemed investment loss thereon shall be fully vested and nonforfeitable.

(d)	Supplemental profit-sharing plan benefits shall be paid by a single sum payment within 60 days following the Highly Compensated

Employee’s Separation from Service or death, except as provided in Section 7. However, in the event a Highly Compensated Employee is entitled to a supplemental profit-sharing award for the year of his Separation from Service or death, such award shall be paid in the calendar year following such Separation from Service or death. Notwithstanding the foregoing, benefits payable due to a Specified Employee’s Separation from Service shall not be paid before the end of the six-month period following the Specified Employee’s Separation from Service, except in the event of the Specified Employee’s death during such period. On the first date that payment may be made pursuant to this Section 4(d), the Highly Compensated Employee shall receive payment of his supplemental profit-sharing plan benefit, adjusted with deemed investment gain or loss, as provided in Section 4(b).

(e)	A Highly Compensated Employee may designate a beneficiary to receive the unpaid portion of his supplemental profit-sharing benefits in the event of his death. The designation shall be made in a writing filed with the Committee on a form approved by it signed by the Highly Compensated Employee. If no effective designation of beneficiary shall be on file with the Committee when supplemental profit-sharing benefits would otherwise be distributable to a beneficiary, then such benefits shall be distributed to the spouse of the Highly Compensated Employee or, if there is no spouse, to the executor of the will or the administrator of his estate or, if no such executor or administrator shall be appointed, the Committee shall direct that distribution be made, in such shares as the Committee shall determine, to the child, parent or other blood relative of such Highly Compensated Employee or to such other person or persons as the Committee may determine.

Section 5. Funding

Except as provided in Section 7, benefits under this Plan shall not be funded in order that the Plan may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Committee shall maintain records of supplemental profit-sharing awards and the assumed investment thereof and records for the calculation of supplemental retirement benefits.

Section 6. Payment of Taxes

A Highly Compensated Employee who receives a supplemental profit-sharing award under Section 4, or a contribution or payment under Section 7 with respect to his supplemental retirement benefits, shall also receive payment of an amount equal to the Federal Insurance Contributions Act (FICA) tax imposed on the Highly Compensated Employee as a result of receiving such award, contribution or payment, plus the additional amount of federal and state income taxes imposed on the Highly Compensated Employee as a result of the Company’s payment of the FICA tax. Payment shall be made to the Highly Compensated Employee under this Section 6 during the calendar year in which the FICA tax is imposed on the Highly Compensated Employee.

In the event of the Plan’s failure to satisfy Code Section 409A, payment of a Highly Compensated Employee’s benefit hereunder may be accelerated in an amount equal to the amount required to be included in the Highly Compensated Employee’s income as a result of said failure.

Section 7. Grantor Trusts and Segregated Accounts

Notwithstanding Section 5 of this Plan, the Company may provide for the establishment of Grantor Trusts and Segregated Accounts by or for the benefit of individual Executive Participants to provide for the payment of benefits under this Plan, consistent with the following provisions:

(a)	The Trustee of the Grantor Trusts shall be a bank or trust company approved by the Company and established under the laws of the United States or a state within the United States and having either total assets of at least $15 billion or trust assets of at least $25 billion. Each Grantor Trust shall be established pursuant to a trust agreement having terms and provisions approved by the Company and consistent with this Section. The Grantor Trust shall be solely for the purpose of providing benefits under the Plan with respect to the Executive Participant, and neither the Company nor any creditors of the Company shall have any interest in the assets of the Grantor Trust. The Company shall be the administrator of the Grantor Trust, and shall have such powers as are granted by the trust agreement.

(b)

Each Segregated Account shall be a savings or other type of account approved by the Company established with a bank or trust company approved by the Company and established under the laws of the United States or a state within the United States and having either total assets of at least $15 billion or trust assets of at least $25 billion, or other form of segregated account with such a bank or trust company or other financial institution approved by the Company, in each case with such terms and provisions as are approved by the Company and consistent with this Section.

(c)	Effective beginning with the 2008 Plan Year, the Company may from time to time make a contribution to an Executive Participant’s Grantor Trust, or Segregated Account if directed by the Executive Participant, in an amount determined by the Salary Committee of the Company, or its delegate, before the beginning of the Plan Year to which the contribution relates. Any contribution payable pursuant to this Section 7(c) shall be made during the 60-day period immediately following the end of the Plan Year to which the contribution relates. Contributions may be made under this Section 7(c) for Plan Years through the Plan Year in which the Executive Participant’s Separation from Service occurs. In the event of the Executive Participant’s Disability, however, contributions may be made with respect to the Executive Participant’s supplemental retirement benefit for Plan Years through the Plan Year in which the Executive Participant attains age 65, but only so long as his Disability continues.

(d)	For the 2005 through 2007 Plan Years, the Company made contributions to Executive Participants’ Grantor Trusts in an amount equal to the sum of the amounts determined under (i) and (ii) below as of the end of the applicable Plan Year:

(i)	The excess, if any, of the lesser of the amounts determined under (A) and (B) below, over the balance of the Executive Participant’s Grantor Trust and Segregated Account attributable to his supplemental retirement benefit, increased by any amounts previously withdrawn therefrom (with earnings credited on the withdrawn amounts as computed in accordance with Section 7(f)).

(A)

The “full grantor trust funding requirement,” which shall be equal to (I) the Executive Participant’s accrued supplemental retirement benefit determined under Section 3, payable as a single life annuity at the Executive Participant’s earliest possible retirement age or immediately if the Executive Participant has attained retirement age; (II) reduced by the assumed applicable federal and state income taxes, calculated using a 35% federal rate and the appropriate state tax rate; (III) with the resulting amount converted to its after-tax present value using a 7.00% interest rate (adjusted to its after-tax equivalent using the assumed federal and state tax rates described in (II) above) and the mortality table used for the Retirement Plan’s accrued liability valuation.

(B)	The “grantor trust funding limit,” which shall be equal to (I) the Executive Participant’s projected age 65 supplemental retirement benefit determined under Section 3 and payable as a single life annuity, with such benefit calculated by assuming a 3.50% annual salary increase until the Executive Participant’s age 65; (II) reduced by the assumed applicable federal and state income taxes (calculated in the same manner as described in (A)(II) above); (c) with the resulting amount first converted to the 100% joint and survivor annuity form using the applicable factor specified in the Retirement Plan; then converted to its after-tax present value at age 65 in the same manner as described in (A)(III) above, and finally converted to its present value as of the end of the applicable Plan Year using a 7.00% interest rate and with no mortality assumed.

(ii)	The amount determined under Section 4(a), reduced by the assumed applicable federal and state income taxes (calculated in the same manner as described in paragraph (i)(A)(II) above).

The above contributions were paid within the applicable period specified in Section 7(c) above.

(e)	After an Executive Participant’s Separation from Service or death (or in the case of an Executive Participant whose employment terminated due to Disability, after the Executive Participant’s attainment of age 65 or his earlier death), the Company shall make final contributions to the Executive Participant’s Grantor Trust, or Segregated Account if directed by the Executive Participant, in the amounts described below.

(i)	With respect to the Executive Participant’s benefit earned under Section 3, the Company shall make a contribution,

determined as of the Executive Participant’s Separation from Service or death (or age 65 for an Executive Participant then entitled to benefits due to Disability) (the “determination date”), in an amount which, when added to the existing balance in the Executive Participant’s Grantor Trust and Segregated Account attributable to his supplemental retirement benefit (including supplemental retirement benefit contributions payable under Section 7(c) or (d) above), shall be equal to (A) the present value of the after-tax equivalent of the Executive Participant’s supplemental retirement benefit under Section 3 (which present value shall be equal to the full grantor trust funding requirement determined under Section 7(d)(i)(A) as of the applicable determination date, except that the rate specified in Section 7(f) shall be used instead of the 7.00 % interest rate referenced in Section 7(d)(i)(A)(III)); offset by (B) any amounts previously withdrawn by the Executive Participant from that portion of his Grantor Trust or Segregated Account attributable to his supplemental retirement benefit, plus income earned thereon, calculated as provided in Section 7(f). The contribution determined under this Section 7(e)(i) shall be paid within 60 days after the Executive Participant’s Separation from Service or death, as the case may be, or, in the case of an Executive Participant with a Disability, within 60 days after his 65th birthday or his earlier death.

(ii)	If the Executive Participant is entitled to a supplemental profit-sharing award for the year of his Separation from Service or death, the Company shall make a contribution to the Executive Participant’s Grantor Trust, or Segregated Account if directed by the Executive Participant, in an amount equal to the after-tax equivalent of such award, reduced by the assumed applicable federal and state income taxes (calculated in the same manner as described in Section 7(d)(i)(A)(II) above). This contribution shall be paid in the calendar year following the Executive Participant’s Separation from Service or death, as the case may be.

(f)

Amounts previously withdrawn from an Executive Participant’s Grantor Trust or Segregated Account shall be adjusted by the amounts of income which would have been earned on such withdrawn amounts from the time of withdrawal until the applicable determination date, calculated by applying an earnings rate that is the after-tax equivalent of an interest rate equal to the average monthly yield on ten-year coupon U.S. Treasury bonds (as published by the Federal Reserve) for the month of termination of Vesting Service and the prior five months.

(g)	Notwithstanding any Plan provision to the contrary, in the event of a contribution payable on behalf of a Specified Employee due to his Separation from Service, the contribution shall not be paid before the date that is six months after the Specified Employee’s Separation from Service, except in the event of the Specified Employee’s death before the end of such period. Any payment that is delayed pursuant to the foregoing shall be adjusted with interest through the applicable payment date as follows:

(i)	With respect to amounts attributable to the Specified Employee’s supplemental retirement benefit, at the rate specified in Section 7(f); and

(ii)	With respect to amounts attributable to the Specified Employee’s supplemental profit-sharing benefit, at the rate specified in Section 7(h)(iv).

(h)	Amounts in a Grantor Trust or Segregated Account shall be invested separately as to amounts representing the Executive Participant’s supplemental retirement benefit under Section 3 and the Executive Participant’s supplemental profit-sharing benefit under Section 4.

(i)

Supplemental retirement benefit amounts invested in a Grantor Trust shall be invested solely in the Northern Trust Institutional Funds Intermediate Bond Portfolio to the extent practicable and otherwise in the Northern Trust Institutional Funds Diversified Assets Portfolio. As soon as practicable after the Executive Participant’s 60th birthday, one-half of the amounts held in the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits, and as soon as practicable after the Executive Participant’s 63rd birthday, the remainder of the amounts held in the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits, shall be invested solely in the Northern Trust Institutional Funds Diversified Asset Portfolio, provided that supplemental retirement benefit amounts shall not be transferred from the Northern Trust Institutional Funds Intermediate Bond Portfolio to the Northern Trust Institutional

Funds Diversified Asset Portfolio after the Executive Participant’s 60th birthday or the Executive Participant’s 63rd birthday if the amount held in the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits is in a “loss position.” The amount held in the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits shall be in a “loss position” on the Executive Participant’s 60th birthday if the current market value thereof at the Executive Participant’s 60th birthday is less than 95% of the actuarial present value of the Executive Participant’s supplemental retirement benefit calculated as of the end of the prior calendar year. The amount held in the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits shall be in a “loss position” on the Executive Participant’s 63rd birthday if the current market value thereof at the Executive Participant’s 63rd birthday is less than 50% of 95% of the actuarial present value of the Executive Participant’s supplemental retirement benefit calculated as of the end of the prior calendar year. The Company shall notify the Trustee promptly after the end of each calendar year of the actuarial present value of the Executive Participant’s supplemental retirement benefit. In the event that transfers cannot be made as soon as practicable after the Executive Participant’s 60th or 63rd birthday because the amount of the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits is then in a “loss position,” the amounts attributable to supplemental retirement benefits shall be transferred as soon as practicable after the amount of the Northern Trust Institutional Funds Intermediate Bond Portfolio attributable to supplemental retirement benefits is no longer in a “loss position.”

(ii)

Supplemental profit-sharing benefit amounts invested in a Grantor Trust shall be invested in one or more of the (A) Northern Trust Institutional Funds Diversified Asset Portfolio, (B) MFS New Discovery Fund, (C) PIMCO Total Return Fund, (D) Fidelity Value Fund, (E) Fidelity International Discovery Fund, (F) Fidelity Equity Income Fund, (G) Fidelity Blue Chip Growth Fund, (H) Fidelity Spartan Total Market Index Fund or (I) Vanguard Index 500, in such portions as are elected by the Executive Participant on a written election form approved by and filed with the Committee, all to the extent practicable and otherwise in the Northern Trust Institutional Funds Diversified Asset Portfolio. The Executive Participant may change such election at any time by filing a new written election form with the Committee. The Committee shall promptly notify the Trustee as to any such elections or changes therein.

(iii)	Supplemental retirement benefit amounts and supplemental profit-sharing benefit amounts invested in a Segregated Account shall be invested solely in the Northern Trust Institutional Funds Diversified Asset Portfolio.

(iv)	In lieu of the calculation of investment gain or loss on supplemental profit-sharing awards prescribed by Section 4(b), an Executive Participant’s profit-sharing benefit under Section 4 shall include the actual investment gain or loss on supplemental profit-sharing benefit amounts invested in accordance with this Section 7(h).

(i)	The Executive Participant may designate a beneficiary to receive amounts held in his Grantor Trust in the event of his death. The designation shall be made in a writing filed with the Committee on a form approved by it and signed by the Executive Participant. The Committee shall notify the Trustee as to any such designation or changes therein. Sections 3(g) and 4(e) shall not apply to amounts in the Executive Participant’s Grantor Trust or Segregated Account.

(j)	The Company shall make payments to the Executive Participant (or his beneficiary), in the amount and at the time set forth below in this Section 7(j), of amounts intended to compensate the Executive Participant (or his beneficiary) for additional federal and state taxes on income resulting from the inclusion in the Executive Participant’s or beneficiary’s taxable income of:

(i)	Contributions to the Executive Participant’s Grantor Trust and Segregated Account (including amounts payable directly to the Executive Participant or his beneficiary pursuant to Section 7(m)); and

(ii)	The income of the Grantor Trust and Segregated Account for periods prior to the Executive Participant’s termination of employment.

Amounts payable to an Executive Participant (or his beneficiary) under this Section 7(j) shall be determined using the assumed applicable federal and state income tax rates specified in Section 7(d)(i)(A)(II). Payments shall be made on or before the last day of the taxable year in which the respective amounts described above are includible in the individual’s income.

(k)	An Executive Participant may elect to transfer all or any portion of the funds in his Grantor Trust to his Segregated Account, or to transfer all or any portion of the funds in his Segregated Account to his Grantor Trust, upon written notice of not less than 60 days to the Company and the Trustee and the financial institution with which the Segregated Account is established.

(l)	An Executive Participant may withdraw all or any portion of the funds in his Grantor Trust or Segregated Account at any time upon not less than 60 days’ written notice to the Company and to the Trustee, or the financial institution with which the Segregated Account is established, as the case may be.

(m)	The Grantor Trust shall terminate upon the expiration of 60 days following the termination of employment of the Executive Participant, unless continued by agreement between the Executive Participant and the Trustee. In the event that the Executive Participant’s Grantor Trust is terminated before all required payments have been made to the Grantor Trust under this Section 7, any remaining payments shall be made directly to the Executive Participant or his Surviving Spouse, estate or other beneficiary, as applicable, at the time specified under this Section 7.

(n)	Upon the making of all payments required by this Section 7, the Company shall have no further liability for benefits otherwise payable under Sections 3 and 4 to the Executive Participant or his Surviving Spouse, estate or other beneficiaries.

The provisions of this Section 7 shall supersede the provisions of any other Section of this Plan to the extent such other provisions might be considered to conflict with the provisions of this Section 7.

Section 8. Administration

This Plan shall be administered by the Committee. The Committee shall have the authority to make such rules and regulations, and to take such actions, as may be necessary to carry out the provisions of the Plan. The Committee shall have sole discretionary authority to decide any questions arising in the administration, interpretation and application of the Plan (including remedy of inconsistencies or omissions in the Plan), which decisions shall be conclusive and binding on all persons. Any claim for supplemental retirement benefits or supplemental profit-sharing benefits under the Plan shall be handled by the Committee, pursuant to the claims procedures applicable under the Retirement Plan or the Profit-Sharing Plan, respectively, and such procedures are incorporated herein by this reference. No action at law or in equity may be brought to recover benefits under the Plan until the Participant has exercised all appeal rights and the Plan benefits requested in such appeal have been denied in whole or in part. Benefits under the Plan shall be paid only if the Committee, in its discretion, determines that a claimant is entitled to them.

No action at law or in equity shall be brought to recover benefits under the Plan until the applicable appeal rights have been exercised and until the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the Committee. In addition, any such judicial proceeding must be filed within 180 days after the Committee’s final decision.

Section 9. Amendment and Termination

The Plan may be amended or terminated by the Board of Directors of the Company at any time; provided, however, that no such amendment or termination shall deprive any Highly Compensated Employee or Executive Participant of supplemental retirement or profit-sharing plan benefits accrued to the date of such amendment or termination or modify the first paragraph of Section 6 in a manner adverse to any Highly Compensated Employee; and provided further, however, that the Plan shall not be amended without approval of the stockholders of the Company if such amendment would materially increase the cost of the Plan to the Company. In no event shall payment of a Highly Compensated Employee’s Plan benefit be accelerated on account of the Plan’s termination except in accordance with Code Section 409A.

Section 10. Nonassignability

Subject to Section 7, no Highly Compensated Employee or Executive Participant shall have the right to assign, pledge or otherwise dispose of any benefits payable to him hereunder nor shall any benefit hereunder be subject to garnishment, attachment, transfer by operation of law, or any legal process. This Section shall also apply to the creation, assignment or recognition of a right to any benefit payable pursuant to a domestic relations order, unless such order meets the requirements of Section 414(p)(1)(B) of the Code as determined by the Committee.